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                                                                 EXHIBIT 10.13

                          FIRST AMENDMENT TO SUBLEASE
                              AND LEASE AGREEMENT

        This First Amendment to Sublease and Lease Agreement (this "Amendment") is made by and between TMT Associates, LLC, a California limited liability company ("Landlord"), and Inhale Therapeutic Systems, a California corporation ("Tenant"), effective as of the 30th day of October, 1996.

                                   RECITALS

        A. Landlord and Tenant have entered into that certain Sublease and Lease Agreement (the "Lease") dated October 2, 1996. All capitalized terms used herein shall have the same meaning ascribed to them in the Lease, unless expressly defined in this Amendment.

        B. Landlord and Tenant desire to modify certain provisions of the Lease as set forth in this Amendment.

                                   AGREEMENT

        NOW, THEREFORE, Landlord and Tenant hereby agree as follows:

        1. PAYMENT OF CERTAIN COSTS. Landlord and Tenant acknowledge and agree that construction cost estimates received by Tenant for certain components of the Tenant Improvements described below are in excess of amounts contemplated at the time of execution of the Lease. The components of the Tenant Improvements which are the subject of this Paragraph 1 are: (a) the installation of a new roof membrane and necessary repairs required to install a new roof membrane of the premises, but excluding any structural modifications to the roof which Tenant may desire to perform, (b) the exterior rear wall of the premises (excluding the installation of any glass or windows, but including exterior doors), (c) construction of the front portion of the parking lot which is necessary to install approximately 7,200 square feet of parking improvements to replace a portion of the building to be removed, and (d) construction of the rear parking lot (such components of the Tenant Improvements referred to herein as the "Subject Improvements"). In addition to the Tenant's Improvement Allowance currently set forth in the Lease in the amount of Five Million Dollars ($5,000,000). Landlord shall contribute an amount (the "Subject Amount") toward the cost of performing the approved modifications to and construction of the Subject Improvements equal to fifty percent (50%) of the difference between: (x) the actual costs incurred by Tenant to modify or construct the Subject Improvements, less (y) Five Hundred Thousand Dollars ($500,000). Notwithstanding the preceding sentence, in no event shall the Subject Amount exceed Two Hundred Fifty Thousand Dollars ($250,000). Upon Tenant's completion of the Subject Improvements, Tenant shall deliver to Landlord invoices and other reasonable supporting documentation requested by

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Landlord required to determine the amount of the costs incurred by Tenant to modify and/or construct the Subject Improvements. Tenant's determination of such costs shall be subject to Landlord's approval, which shall not be unreasonably withheld.

        2. METHOD OF PAYMENT. Landlord shall pay the Subject Amount in accordance with either of the two provisions set forth below:

               (a) At such time as Landlord obtains the Tenant Improvement Loan, Landlord may finance an additional amount as is necessary to obtain the funds to pay the Subject Amount to Tenant in cash upon the closing of such financing, provided that Tenant shall have no responsibility with respect to repayment of such additional loan amount and such amount shall not be considered a part of the Tenant Improvement Loan for any purpose under the Lease, or

               (b) The potential reduction in monthly Base Rent set forth in Paragraph 3.2(b) of the Lease, which potential reduction may commence upon the thirteenth (13th) month following the Rent Commencement Date, shall be increased to that amount which is necessary to amortize the sum of Five Hundred Thousand Dollars ($500,000) plus the Subject Amount at an interest rate of ten percent (10%) per annum over a period of eighteen (18) months. Such monthly reduction amount shall not exceed Forty-Five Thousand Forty-Two Dollars and Eighty-One Cents ($45,042.81). The references in such Paragraph 3.2(b) to Five Hundred Thousand Dollars ($500,000) shall be increased to Five Hundred Thousand Dollars ($500,000), plus the Subject Amount.

        3. TENANT'S PAYMENT OF ADDITIONAL COSTS. Landlord and Tenant mutually intend that Tenant may finance Tenant's share of the additional costs for the Subject Improvements. Therefore, the Tenant's Improvement Allowance (as defined in Paragraph 34.1(d) of the Lease) shall be increased to an amount equal to the sum of Five Million Dollars ($5,000,000), plus the Subject Amount, but in no event shall the Tenant's Improvement Allowance exceed Five Million Two Hundred Fifty Thousand Dollars ($5,250,000). In accordance with the provisions of Lease, the Tenant Improvement Loan shall also be increased by a similar amount. In the event Landlord is unable to obtain the Tenant Improvement Loan, as contemplated by the Lease, Tenant shall fund Tenant's share of the increased cost of the Subject Improvements in cash together with the other Tenant Improvement Costs.

        4. PAYMENT OF COSTS OF ASBESTOS REMOVAL. Landlord and Tenant acknowledge and agree that the Landlord's Work (as defined in Paragraph 34.1(a) of the Lease) currently includes removal and/or abatement of asbestos containing materials located in the interior of the premises or on the roof thereof. The obligation to remove and/or abate any asbestos containing materials which may be located in the interior of the premises or on the roof thereof shall be deleted from the Landlord's Work, and such removal and/or abatement shall be performed by Tenant. Landlord shall pay any increase in the costs incurred by Tenant to install and construct the Tenant Improvements which are caused by

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and directly relate to Tenant's removal and/or abatement of asbestos containing materials located in the interior of the premises or on the roof thereof. Such amounts shall be payable within thirty (30) days of Landlord's receipt of invoices and reasonable supporting documentation requested by Landlord evidencing the costs incurred by Tenant to perform such removal and/or abatement.

        5. CONFIRMATION OF SATISFACTION OF CERTAIN CONDITIONS. Tenant acknowledges and agrees that the condition to Tenant's obligations under the Lease set forth in subparagraph 1(b) has been satisfied, provided that such satisfaction shall not be completed until Landlord and Tenant have fully executed this Amendment, and that the condition set forth in subparagraph 1(c) has been fully satisfied.

        6. NO FURTHER MODIFICATIONS. Except as expressly set forth herein, the terms and conditions of the Lease shall remain unmodified and in full force and effect.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first set forth above.


                                       LANDLORD:

                                       TMT ASSOCIATES, LLC, a California
                                       limited liability company

                                       By: /s/ Kiet Nguyen
                                           ------------------------
                                           Kiet Nguyen, Member

                                       By: /s/ Thomas Peirona
                                           ------------------------
                                           Thomas Peirona, Member


                                       TENANT:

                                       Inhale Therapeutic Systems, a
                                       California corporation

                                       By:  /s/ Ajit Singh Gill
                                            ------------------------

                                       Its: Exec. VP Tech Ops
                                            ------------------------

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